FOR IMMEDIATE RELEASE

Contact:	Julie Lynne Weeks
El Pollo Loco, Inc.
714.599.5150
jweeks@elpolloloco.com

EL POLLO LOCO’S PARENT COMPANY ANNOUNCES REDEMPTION OF A
PORTION OF ITS 14½% SENIOR DISCOUNT NOTES DUE 2014

COSTA MESA, Calif. (April 14, 2011) – EPL Intermediate, Inc. (the “Company”), the parent company of El Pollo Loco, Inc., announced today that it directed its trustee to give a notice of redemption to holders of its 14½% Senior Discount Notes due 2014 (the “Notes”), issued pursuant to the Indenture, dated as of November 18, 2005, among the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Indenture”).  Pursuant to such notice, on May 15, 2011 (the “Redemption Date”), the Company will redeem a portion of the Notes equal to $10,144,000, the Mandatory Principal Redemption Amount (as defined in the Indenture), at a redemption price equal to 104.500% of the Accreted Value (as defined in the Indenture) of such portion of the Notes, plus accrued and unpaid interest on the Notes to, but not including, the Redemption Date.

A notice of redemption is being sent to all currently registered holders of the Notes by the trustee, The Bank of New York Mellon Trust Company, N.A. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York Mellon Trust Company, N.A. by calling 1−(800) 438-5473 (toll−free). The Notes will be redeemed on a pro rata basis among all of the outstanding Notes, subject to adjustment by The Bank of New York Mellon Trust Company, N.A. pursuant to the terms of the Indenture.  Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

Payment of the redemption price will be made on or after May 15, 2011 upon presentation and surrender of the Notes by mail or hand delivery to The Bank of New York Mellon Trust Company, N.A., 111 Sanders Creek Parkway East Syracuse, NY 13057, Attention: BNY LOANS Redemptions. Following payment of the redemption price in accordance with the Indenture and notice of redemption, interest on the Notes will cease to accrue on and after the Redemption Date and the only remaining right of the holders thereof is to receive the redemption payment upon surrender to The Bank of New York Mellon Trust Company, N.A. of the Notes.

This announcement is for informational purposes only, and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, with respect to any securities.

El Pollo Loco, Inc., a privately held company headquartered in Costa Mesa, California, currently operates more than 400 restaurants in 10 states: California, Arizona, Nevada, Texas, Oregon, Utah, Colorado, Illinois, Georgia and Connecticut.  For more information, visit El Pollo Loco’s website at www.elpolloloco.com”.

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